Exhibit 10.49
Vitamin Shoppe, Inc.
Director Compensation Plan and Stock Ownership Guidelines
Effective January 1, 2019
Director Compensation
1.The non-employee directors will receive the following annual retainers, payable quarterly in advance, on or about the first business day of the fiscal quarter (pro-rated based on the portion of the year such director will serve on the Board):
(a)    Each non-employee director will receive a $60,000 annual cash retainer (the “Base Retainer”);
(b)    The non-executive chairman of the Board will receive an additional $165,000 annual cash retainer;
(c)    The chairman of the Audit Committee will receive an additional $33,500 annual cash retainer;
(d)    Each member of the Audit Committee (other than the chairman of the Audit Committee) will receive an additional $16,500 annual cash retainer;
(e)    The chairman of the Compensation Committee will receive an additional $25,000 annual cash retainer;
(f)    Each member of the Compensation Committee (other than the chairman of the Compensation Committee) will receive an additional $12,500 annual cash retainer;
(g)    The chairman of the Nomination and Governance Committee will receive an additional $16,500 annual cash retainer; and
(h)    Each member of the Nomination and Governance Committee (other than the chairman of the Nomination and Governance Committee) will receive an additional $8,500 annual cash retainer.
2.    Each of the Company’s non-employee directors will receive an annual grant of restricted stock units. Each non-employee director that has successfully been nominated to the Board and received the appropriate stockholder vote at the Company’s annual meeting will be granted an additional award of restricted stock units on the first business day of the month immediately following the month in which the annual meeting is held, with a grant date value of approximately $75,000. These awards will vest in equal quarterly installments on the first business day of each third month following the grant date (for example, if the grant date is the first business day in July, the restricted stock units shall vest on each of the first business days of October, January, April and July), generally subject to the director’s continued service as a Board member, except that if the director is not nominated or re-elected to serve on the Board after the Company’s next annual meeting, that director’s final quarterly vesting will be accelerated and will vest the day following such next annual meeting.
3.    If a director joins the Board during any period between annual meetings, such director will receive on the date such director joins the Board a pro-rata portion (in terms of number of units granted) of the annual grant of restricted stock units based on the pro-rata portion of the year such director will serve on the Board, and the grant will vest in equal amounts on each of the succeeding regularly scheduled vesting dates; provided that if a director joins the Board after the 45th day of any quarter, such director will instead receive on the first day of the immediately succeeding quarter a pro-rata portion of the annual grant of restricted stock units based on the remaining full quarters of the year such director will serve on the Board, and the grant will vest in equal amounts on each of the succeeding regularly scheduled vesting dates.
4.    No member of the Board will receive any fees for attending any meetings of the Board or its committees.
5.    Each non-employee director and each member of a Board committee will be reimbursed for any out-of-pocket expenses reasonably incurred by him or her in connection with services provided in such capacity.
Director Stock Ownership Guidelines
6.    All non-employee directors of the Company will be subject to the following director stock ownership guidelines in order to encourage significant ownership of the Company’s common stock by such directors, and to further align the personal interests of such directors with the interests of the Company’s stockholders.
Non-employee directors are prohibited from selling any shares of Company stock unless at the time of such sale, and on a pro forma basis giving effect to such sale, such director holds an aggregate value of five (5) times such director’s Base Retainer in Qualifying Shares.
“Qualifying Shares” means:
(a)    common stock of the Company owned directly;
(b)    common stock of the Company obtained through stock option exercises or pursuant to the Company’s employee stock purchase plan;
(c)    deferred stock units of the Company; and
(d)    common stock of the Company beneficially owned in the director’s “family trust” or by the director’s spouse and/or minor children.
Shares of common stock of the Company that non-employee directors have the right to acquire through the exercise of stock options (whether or not vested) and unvested restricted stock units are not included as Qualifying Shares for director stock ownership guideline purposes.
Notwithstanding the preceding sale prohibition, non-employee directors may sell or otherwise dispose of shares of Company common stock:
(a)    to pay the exercise price of Company stock options in a net-share stock option transaction; and/or
(b)    to satisfy any applicable tax withholding obligations due in connection with the exercise of options or the vesting or payment of any restricted shares, restricted stock units or deferred stock units.
There may be instances where these director stock ownership guidelines would place a severe hardship on a director. In such instances, the Compensation Committee will make the final decision as to developing an alternative director stock ownership guideline for such director that reflects both the intention of these director stock ownership guidelines and the personal circumstances of the director.